EXHIBIT 10.48

OMNIBUS AMENDMENT TO TERMS AND CONDITIONS OF MANAGEMENT

STOCK PURCHASE PROGRAM AWARDS (2015 AND LATER)

This Omnibus Amendment to the 2012 Long Term Incentive Plan of C. R. Bard, Inc. (as Amended and Restated) Management Stock Purchase Program Elective and Premium Share Units Terms and Conditions (the “MSPP”) is effective as of August 2, 2017 (the “Amendment Date”) and relates to Elective and Premium Share Units (as defined in the MSPP) issued in 2015 and thereafter.

1.	Section 3(g) of the MSPP is amended, effective as of the Amendment Date, by adding the following section (vii) to the end thereof:

(vii) “Change of Control” shall mean (x) the beneficial ownership at any time hereafter by any person, as defined herein, of capital stock of the Corporation, the voting power of which constitutes 50% or more of the general voting power of all of the Corporation’s outstanding capital stock or (y) the replacement of a majority of the Board of Directors of the Company during any 12 month period with directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company before the date of the appointment or election. No sale to underwriters or private placement of its capital stock by the Corporation, nor any acquisition by the Corporation, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of the definition of “Change of Control,” the following definitions shall be applicable:

(a) The term “person” shall mean any individual, corporation or other entity.

(b) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation;

(i) which that person owns directly, whether or not of record, or

(ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933) of that person, or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation,

(c) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (b) (ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(d) Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code, a Change of Control shall not occur unless such transaction constitutes a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) or successor guidance thereto.

2.	In all other respects, the provisions of the MSPP are hereby ratified and confirmed, and they shall continue in full force and effect.